Exhibit 99.2

Shareholder Q&A

The following questions and answers relate to the proposed merger of Republic First Bancorp, Inc. (NASDAQ: FRBK) with and into Pennsylvania Commerce Bancorp, Inc. (NASDAQ: COBH).

1.	What is the consideration being paid for each share of Republic First Bancorp’s common stock?

For each share of common stock of Republic First Bancorp, you will have the right to receive a fraction of a share of common stock of Pennsylvania Commerce Bancorp based on the exchange ratio calculated in accordance with the merger agreement.

2.	What is the exchange ratio?

The actual exchange ratio will be based on the average closing price of Pennsylvania Commerce common stock for twenty (20) consecutive trading days preceding the effective date of the merger.  As of November 10, 2008, Republic First shareholders will receive 0.36 shares of Pennsylvania Commerce common stock (COBH) with a ceiling of 0.38 shares and floor of 0.34 shares for each share of Republic First Stock.

3.	Will this be a tax free exchange?

Yes.

4.	Does this transaction require shareholder approval?

Yes.  Related materials will be mailed to you.

5.	When will this transaction close and when will I receive shares of Pennsylvania Commerce Bancorp common stock?

The transaction is anticipated to close in the first quarter of 2009.  The exact date cannot be determined at this time because the satisfaction of certain conditions to closing, such as the receipt of regulatory approvals, is outside of the control of the parties.  It is anticipated that the merger will be effective and the Republic First Bancorp shares will be converted into the right to receive the merger consideration soon after all conditions to the merger have been satisfied.

6.	Do I need to take any action now?

No action is required on your part until you receive the materials related to shareholder approval.

7.	Is it possible that the merger will not be consummated?

While all parties expect that the transaction will close, it is not a certainty until all approvals and other merger agreement conditions are satisfied.

8.  Where can I find additional information about the merger?

Commerce Pennsylvania Bancorp and Republic First Bancorp will be filing a joint proxy statement/prospectus and other relevant documents concerning the merger with the Securities and Exchange Commission, or “SEC.”  You will be able to obtain these documents free of charge at the SEC’s website, www.sec.gov, or from Republic First Bancorp.  WE URGE YOU TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

9.   Who can I contact if I have additional questions?

Should you have any questions please do not hesitate to call:
Republic First Bancorp Investor Relations at
(215) 735- 4422 (ext. 5255).

The directors, executive officers, and certain other members of management and employees of Republic First Bancorp may be deemed to be participants in the solicitation of proxies in favor of the merger from the shareholders of Republic First Bancorp.  Information about the directors and executive officers of Republic First Bancorp is included in the proxy statement for its 2008 annual meeting of shareholders, which was filed with the SEC on March 11, 2008, and the current report on Form 8-K filed with the SEC on July 23, 2008.  Additional information regarding the participants and their interests will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.